Exhibit 23.(i)(1)


               Consent of Ernst & Young LLP, Independent Auditors



   We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-2 No. 333-3907) and related Prospectus of Swing-N-Slide Corp. for the registration of $3,333,333 principal amount of 10% Convertible Subordinated Debentures due February 15, 2004, together with $212,395 principal amount of 10% Convertible Subordinated Debentures due February 15, 2004 that may be issued in lieu of cash interest thereon and shares of its common stock issuable upon conversion of the 10% Convertible Subordinated Debentures, and to the incorporation by reference therein of our report dated January 30, 1998, with respect to the consolidated financial statements and schedules of Swing-N-Slide Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                      /s/ Ernst & Young LLP

   Milwaukee, Wisconsin                    ERNST & YOUNG LLP
   March 26, 1998